EXHIBIT 3.9

CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
TERRESTAR CORPORATION

TERRESTAR CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:   That the Corporation was originally incorporated under the name “American Mobile Satellite Consortium, Inc.” pursuant to the General Corporation Law of the State of Delaware on May 3, 1988;

SECOND:  That the present name of the Corporation is TerreStar Corporation;

THIRD:      That the Board of Directors duly adopted resolutions proposing to amend the Restated Certificate of Incorporation (the “Certificate”) of the Corporation as set forth below, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor; and

FOURTH:  That the following amendment to the Certificate was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the required vote of the stockholders of the Corporation pursuant to a written consent of the stockholders of the Corporation:

Section 4.1 of Article 4 of the Certificate is hereby amended in its entirety to read as follows:

4.1 Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is Two Hundred Forty Five Million (245,000,000), of which Two Hundred Forty Million (240,000,000) of such shares shall be Common Stock having a par value of $.01 per share (“Common Stock”), and Five Million (5,000,000) of such shares shall be Preferred Stock having a par value of $.01 per share (“Preferred Stock”).

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment of the Restated Certificate of Incorporation as of June 9, 2008.

TERRESTAR CORPORATION

By:	/s/ Jeffrey W. Epstein
	Name:	Jeffrey W. Epstein
	Title:	President, General Counsel and Secretary